Exhibit 99.2

WATCH IT WORK Q2 2026 Shareholder Letter August 5 2026 Weight watch

The global leader in science-backed weight management, combining science and community, helping our millions of members live their healthiest lives.

Business Update

- **Revenue:** Q2 Revenue was $162.3 million, as we remain focused on driving subscriber mix toward our higher-value subscription tiers.
- **Clinical Performance:** End of Period Clinical Subscribers grew 55.7% year-over-year to 197 thousand at the end of Q2 2026, despite Q2 2025 including significant contributions from our former compounded semaglutide offering. Our clinical subscriber base held steady from Q1 2026 even as we reduced marketing spend following elevated peak-season spend and diversified our marketing investments across our broader portfolio.
- **Core+ Growth:** Core+ End of Period Subscribers reached 541 thousand at the end of Q2 2026, up 13.9% year-over-year, marking the third consecutive quarter of sequential growth, reflecting sustained member demand for tailored expert support and our integrated support approach to weight health.
- **Marketing Calibration:** Q2 marketing expense was $47.9 million, or 29.5% of Revenue, reflecting a reduction from our Q1 2026 peak season spend of $92.9 million.
- **Gross Margin:** Q2 Gross Margin was 70.3%. Q2 Adjusted Gross Margin[i] was 73.6%, flat with Q1 and near record highs.
- **Profitability:** Q2 Net Income was $14.1 million, and Adjusted EBITDA[i] was $39.8 million.
- **Debt Reduction and Liquidity:** Q2 operations generated $24.3 million of cash. $36.8 million in cash was utilized in Q2 to reduce the aggregate principal amount of our term loan by $41.4 million.
- **Reaffirming FY 2026 Guidance:** We are reaffirming our previously provided full year Revenue guidance of $620 million to $635 million and Adjusted EBITDA guidance[ii] of $105 million to $115 million.

Performance Indicators[iii]

Revenue rounded to the nearest whole million

	Q2 2026	Combined Q2 2025	% CHANGE
Revenue	$162M	$189M	(14%)
Behavioral	$121M	$157M	(23%)
Clinical	$40M	$31M	30%
End of Period Subscribers	2.5M	3.2M	(21%)
Behavioral	2.3M	3.0M	(25%)
Clinical	197K	127K	56%
Monthly Subscription Revenue Per Average Subscriber (ARPU)	$20.90	$18.97	10%

Financial Metrics[iv]

	Successor Q2 2026	Successor Period from Jun 25 - 30, 2025	Predecessor Period from Mar 30 - Jun 24, 2025
Gross Margin	70.3%	73.2%	73.7%
Adjusted Gross Margin[i]	73.6%	75.9%	74.9%
Net Income	$14.1M	$1.3M	$1,190.7M
Net Income Margin	8.7%	10.3%	672.7%
Adjusted EBITDA[i]	$39.8M	$4.4M	$60.8M
Adjusted EBITDA Margin[i]	24.5%	36.6%	34.4%

See "Definitions and Performance Indicators" for definitions for Revenue, End of Period Subscribers and Monthly Subscription Revenue per Average Subscriber.

i. See "Reconciliation to GAAP Measures of Non-GAAP Financial Measures" for further detail on adjustments to the most comparable GAAP financial measures.

ii. A reconciliation of the forward-looking full year Adjusted EBITDA outlook to net income cannot be provided without unreasonable effort because of the inherent difficulty of accurately forecasting the occurrence and financial impact of the various adjusting items necessary for such reconciliation that have not yet occurred, are out of the Company's control, or cannot be reasonably predicted. For the same reasons, the Company is unable to assess the probable significance of the unavailable information, which could have a material impact on its future GAAP financial results.

iii. Management believes that the key performance metrics such as Subscription Revenues, Incoming and End of Period Subscribers and Monthly Subscription Revenues Per Average Subscriber for the Successor Period when combined with the Predecessor Period provides more meaningful comparisons to other periods and are useful in identifying current business trends. Accordingly, the tables below present the combined results for the second quarter of fiscal 2025. Accordingly, the charts and tables in this shareholder letter present the combined results for the three months ended June 30, 2025 as Combined Q2 2025.

iv. In connection with the Company's emergence from its financial reorganization process on June 24, 2025, the Company applied fresh start accounting which resulted in Successor and Predecessor financial statement presentation. References to "Successor" relate to our operations for the three months ended June 30, 2026 and the period from June 25, 2025 to June 30, 2025. References to "Predecessor" relate to our operations for the period from March 30, 2025 through June 24, 2025. Accordingly, the consolidated financial statements after June 24, 2025 are not comparable with the consolidated financial statements as of or prior to that date.

2

To Our Valued Shareholders Weight Watchers was built on a conviction that has grown more relevant with every passing year: people are far more likely to achieve lasting weight health when they have the right support. For more than six decades, Weight Watchers has turned the lonely Journey of weight loss into a shared experience. Our members don’t come to us for a one-size-fits-all plan; they value access to real-life experts who see them, hear them, and can guide them through the uncertain and deeply personal Journey ahead. That is what Weight Watchers delivers: a holistic experience enabled by our tech platform and guided by experts. Our nearly 700 clinicians trained to support people with obesity are actively helping members understand and navigate the benefits and challenges of GLP-1 therapy. Members can meet one-on-one with a Registered Dietitian to craft a personalized nutrition plan that balances calorie targets with key macronutrients Uke protein and fiber to maintain healthy muscle mass. And when the road gets tough, they can connect with their fellow members to seek advice, swap tips, or simply vent during virtual experiences led by our expert coaches. One thing ls certain, wherever your path leads: with Weight Watchers to support you, you never have to walk it alone. Jn a market crowded with options that offer prescriptions without people, our human-centric approach - powered by technology that seamlessly connects members with expert coaches and clinicians - ls more differentiated and more valuable than ever before. Our opportunity continues to take shape Even as GLP-ls continue to redefine our sector, recent developments demonstrate the enduring power of the Weight Watchers model. Weight Watchers has always led with science, and we continue to do so in the GLP-1 era Today, with more than 1 in 10 Americans using GLP-1s for weight loss - a number that has Quadrupled since 20241 - we are expanding medication access for our Qualified members. Starting in Q2, patients can access the Weight Watchers Med+ program from LillyDlrect, creating another meaningful channel for members to discover our Med+ program. We also recently announced that Weight Watchers will support members seeking access to GLP-1 medications under the Medicare GLP””.1 Bridge Program. These new pathways build on our ongoing efforts to expand accessibility and help our members secure the lowest possible price for their medication, whether they are leveraging insurance or paying out of pocket. As GLP””.1 adoption grows, the need for comprehensive weight health programs grows with it. Medication Js a powerful too~ but for many it Isn’t the whole answer. GLP-ls were approved as an adjunct to a reduced-calorie diet and increased physical activity - and global health guidance points the same way2• Furthermore, clinical research underscores two critical realities: that most people don’t stay on these medications long-term3; and that those who stop often regain the weight’. .Sae .”S.ourC811” within ..~Sources, .O.aflnltlons, and Flnanclal .O&talla” .aactlon .for .f.urthar detail .on .footnotes. -I I 3

W
W

That is why we believe Weight Watchers' offerings are more relevant than ever as people navigate their journey with medication.

Med+ Members who regularly engage with our GLP-1 Success Program lose

29% MORE

body weight at 12 months, on average, than those who use medication without this structured behavioral support[5].

Weight Watchers Med+ members prescribed GLP-1 medications reported over

30% MORE

body weight lost on average, at 12 months, than select competitors[6].

Weight Watchers members reduced their calories from ultra-processed foods by

29% MORE

a tangible marker of the real behavioral shifts from our approach[7].

We are leveraging our decades of data, experience, and consumer insights to build a tech-enabled, integrated portfolio of offerings that meets our members at every stage of their weight loss journey. This holistic ecosystem includes:

- **Core**, our Base behavioral offering anchored by Weight Watchers' signature Points Program.
- **Core+**, our higher-value Behavioral offering that adds unlimited workshops, coaching, and our GLP-1 Success Program — which is available to members prescribed GLP-1s through an outside provider.
- **Med+**, our Clinical offering that combines the above tools, including our GLP-1 Success Program, with access to clinicians and GLP-1 prescriptions for qualified members.

With a range of options available, members can choose the level of support that fits their needs over time. As the conversation around weight health shifts and the limitations of medication-only approaches become clearer, we believe that Weight Watchers' unique combination of clinical care, behavioral depth, and technology-enabled human support is an enduring competitive advantage that positions the Company for long-term success in this rapidly growing market.

Encouraging momentum behind our business

- **Core+ Growth:** Core+ subscriber growth continued its sequential trend in Q2, with Core+ End of Period Subscribers of 541K, up from Q1 2026, an increase of 13.9% from Q2 2025. This growth demonstrates a meaningful and sustained demand for our higher-value Behavioral tier, which includes tailored expert support, virtual workshop experiences, and community programming.
- **Clinical Performance:** Q2 End of Period Clinical Subscribers held steady from Q1 at 197K as of June 30. Following elevated Clinical marketing investment in Q1, we strategically recalibrated our spend in Q2.
- **New Strategic Collaborations:** We recently launched several new strategic collaborations, including partnering with Sam's Club to bring Weight Watchers' programs to their members, connecting the support of our platform with Sam's Club's focus on healthy eating and everyday value. The partnership also advances our mission to make weight health more accessible by giving Sam's Club members a path to prescription support through their trusted pharmacy service.

See "Sources" within "Sources, Definitions, and Financial Details" section for further detail on footnotes.

4

Maintaining a strong financial foundation Our continued focus on operational and marketing discipline contributed to an improved financial profile in Q2. Last quarter, we told you what to expect: ongoing discipline, durable cash generation, and a meaningful reduction in our debt. We delivered on those commitments and continue to make progress on our multi-year transformation. As we execute on our long-term strategy, we remain committed to durable cash generation while preserving financial flexibility to invest in our most critical strategic priorities. Revenue: Q2 Revenue was $162.3 million, including Clinical Subscription Revenue which grew 30.4% year over-year to $39.9 million despite significant contributions in Q2 2025 from our former compounded semaglutide offering. Gross Margin: Q2 Gross Margin was 70.3%. Q2 Adjusted Gross Margini was 73.6%, remaining near record highs. Reaffirming FY 2026 Guidance: We are reaffirming our previously provided full year 2026 Revenue and Adjusted EBITDA guidanceii of $620 million to $635 million and $105 million to $115 million, respectively. Strengthened Cash Position and Debt Reduction: In Q2, we delivered on our previously stated commitment to meaningfully reduce our debt, utilizing $36.8 million in cash to reduce the aggregate principal of our term loan by $41.4 million. We ended the quarter with $101.5 million in cash and operating activities generated $24.3 million of cash in the quarter, reflecting the cash-generative nature of our business and our continued commitment to maintaining a strong liquidity position as we execute our transformation. Looking forward: Leaning on our differentiator Losing weight remains one of the most personal journeys a person can take, and one that rarely follows a straight line. As the limits of medication-only care become increasingly clear, Weight Watchers’ unique combination of experience, empathy, and data will continue to set us apart and keep members engaged with our supportive, compassionate community. As we enter the second half of 2026 and look toward 2027, we remain confident in our ability to both deliver superior health outcomes for our members and create long-term value for shareholders. We will continue to pursue targeted investments, partnerships, and improvements that lay the foundation for durable growth, and we are committed to executing with discipline and conviction to support every Weight Watchers member with the human-centric, expert-led guidance that they need to achieve lasting weight health outcomes. Felicia DellaFortuna, Chief Financial Officer Jon Volkmann, Chief Operations Officer Members of the Interim Office of the Chief Executive 15116-004 04Aug26 15:15 Page 3 See “Reconciliation to GAAP Measures of Non-GAAP Financial Measures” for further detail on adjustments to the most comparable GAAP financial measures. A reconciliation of the forward-looking full year Adjusted EBITDA outlook to net income cannot be provided without unreasonable effort because of the inherent difficulty of accurately forecasting the occurrence and financial impact of the various adjusting items necessary for such reconciliation that have not yet occurred, are out of the Company’s control, or cannot be reasonably predicted. For the same reasons, the Company is unable to assess the probable significance of the unavailable information, which could have a material impact on its future GAAP financial results.

Integrated Care Model Our weight health offerings range from digital behavioral tools to personalized coaching and medical solutions, allowing us to meet members where they are on their weight health journey, while providing ++opportunities $&(( ( for ARPU expansion. )&’ $ Behavioral Tools Science-backed behavioral tools including Points® Program and tailored nutrition guidance enables members to adopt liveable, lasting habits Community & Connection Experts, coaches, peers that provide support, accountability, and fun Tailored Programs Programming & content tailored for specific life stages and clinical areas such as GLP-1 Success and Menopause to meet members where they are

-I I Superior Health Outcomes Weight loss at 6 months• Weight loss at 12 months• mm mmm0 1-1 .Calibrate Hlms.&Hers Ro ..Calibrate Form .Hulth .Hims• Hens 7 .See .”Saurcelt’ within .”.So.ur.ces. D.elinitions. and .Financial .D.atails” section for .further .detail on .footnotes.

Q2 Financial Pelformance and 2026 Outlook

Subscribers and ARPU

Continued growth within Core+, our higher-value Behavioral tier

Monthly Subscription Revenue Per Average Subscriber (ARPU)[i]



$18.97
$18.52
$18.73
$20.59
$20.90
+10% Y/Y
Combined Q2 2025
Q3 2025
Q4 2025
Q1 2026
Q2 2026

Behavioral and Clinical ARPU[i]



Clinical
Behavioral
$78.00
$68.52
$70.82
$79.23
$67.55
$16.54
$16.39
$16.32
$16.82
$17.04
Combined Q2 2025
Q3 2025
Q4 2025
Q1 2026
Q2 2026

ARPU increased 10.2% year-over-year, reflecting a shift in mix of our subscriber base to Clinical and Core+ membership tiers.

End of Period Subscribers[i] (k)

End of Period Clinical Subscribers grew 55.7% year-over-year to 197 thousand at the end of Q2 2026 compared to 127 thousand at the end of Q2 2025. This reflects an increase from 45.9% year-over-year growth at the end of Q1 following marketing investment in peak season.

Within Behavioral, Q2 Core+ End of Period Subscribers increased 13.9% year-over-year.

We are seeing members shift from Core to our Core+ and Med+ tiers, a trend that we expect to continue.

End of Period Behavioral Subscribers[i] (k)



-25% Y/Y
3,040
2,862
2,631
2,463
2,291
Combined Q2 2025
Q3 2025
Q4 2025
Q1 2026
Q2 2026

End of Period Clinical Subscribers[i] (k)



+56% Y/Y
127
124
130
197
197
Combined Q2 2025
Q3 2025
Q4 2025
Q1 2026
Q2 2026

i. Management believes that the key performance metrics such as Subscription Revenue, Incoming and End of Period Subscribers and Monthly Subscription Revenue Per Average Subscriber for the Successor Period when combined with the Predecessor Period provides more meaningful comparisons to other periods and are useful in identifying current business trends. Accordingly, the charts and tables in this shareholder letter present the combined results for the three months ended June 30, 2025 as Combined Q2 2025.

9

Revenue and Gross Margin Near-record Adjusted Gross Marginsi reflect operational efficiency across the portfolio Q2 Revenue was $162.3 million. Clinical Subscription Revenue grew 30.4% year over year to $39.9 million and represented 24.6% of total Revenue, compared with 15.9% of full year 2025 Revenue. Behavioral Subscription Revenue decline continues to be concentrated in our Core tier, with subscriber growth in our Core+ offering helping to offset Core tier declines. 189 Combined Q2 2025 172 Q3 2025 ¦ Clinical Revenue11 ($m) 163 168 162 ◄Hit& Q4 2025 Ql 2026 Q2 2026 ¦ Behavioral ¦ Other Gross Margin in Q2 2026 was 70.3% and Adjusted Gross Margin• was 73.6%, with Adjusted Gross Margin’ near record highs. Even as our revenue mix has continued to shift, our Q2 Adjusted Gross Margin’ was flat compared to Qt, reflecting the structural gains achieved through workflow automation and operational efficiency. 75.9% Gross Margin %of Revenue 74.9% 75.1% 74.4% •====+====:~=========:==-----~.._ __ _:._73~.~6~%~---...:7~3.6% 73.7% Predecessor 3/30/25- 6/24/25 73.2% Successor 6/25/25- 6/30/25 72.1% Successor Q3 2025 -+-GAAP Gross Margin 70.1% Successor Q4 2025 70.5% Successor Ql 2026 70.3% Successor Q2 2026 -+-Adjusted Gross Margin; L See .”.Reoonciliation .to .GAAP .Measures af Non-.GAAP .Financial ..Measwe.s” .for .further detail on Jldjulrunents .to the mo.st oomparable GAAP .financial .measures. -I I IL Theae amounts .ccmbll\9 .the revenue 0.f .the .Succesecr and Predecessor partoda .for comparablUty purposes. Altl\ough .the .Successor and .Predl1C81180r haw a dlfl’erent accounting .basis due to the application Qf flesh start accounting, none Qf the flesh start accounting adjustments imp;,ct revenue. Therelo<e, the combined revenue amounts presented are cc”5istent with a .pro .forma prasantatkln .under Article .t1 or .Regulatton .S-X as If .traah start accounting was appllad at .the baglnnlng at .Iha .flrat period presented. 10

Operating Expenses Marketing investment rebalanced following peak season Predecessor 3/30/25- 6/24/25 Operating Expenses1 %of Revenue Successor 6/25/25- 6/30/25 Successor 03 2025 Successor 04 2025 Successor 01 2026 Successor 02 2026 ¦Marketing ¦Selling, General & Ad min Product Development Adjusted Operating Expenses1•11 %of Revenue Predecessor Successor 3/30/25- 6/25/25- 6/24/25 6/30/25 Successor 03 2025 Successor 04 2025 ¦Marketing ¦Selling, General & Ad min Successor 012026 Successor 02 2026 Product Development • Marketing expense In Q2 2026 was $47.9 million, or 29.5% of Revenue, reflecting a deliberate reduction from peak-season Levels and a more balanced allocation of Investment across our portfolio. • Selling, General & Administrative expenses were 3t.0% of Revenue, primarily driven by higher depreciation and amortization related to Fresh Start Accounting. Adjusted SG&A11 was $25.7 million, or t5.8% of Revenue. • Product Development expense was $6.4 million. or 4.0% of Revenue, as we continued to execute against our multi-year technology roadmap. L ln connection with the Company’s emergence from Jts llnanclal reorganlzatlon precess on June 24, 2025, the Company applied !mah start accounting .which resulted In Successor and Prede088ll0r .nnanclal .statement prasentatlon. .Ra!e111ncea .to “.S.uCC88110r:” ralate .to .ow operations .for periods after .June 24, 2025. Re!erancee .to .·Pradecesaor” mlate .to .our operations .!or -I I the three months ended March 29, 2025 and the period trcm .Man::h 30, 2025 through June 24, 2025. Accordingly, the consolidated financial statements after June 2A, 2026 are not _1 _ comparable .with the consolidated .flnenclal statements as .o! .or prior .to .lhet date. 1 lL S.ae ..”Raconclllatlon .to .GAAP Measwes .of .Non.-OAAP .Financial MeaaurBS” .!or lwther .detail .on adjustments .to .Iha most .comparable GAAP .llnanclal measwes.

Profitability

Q2 Profitability Follows Strategic Q1 Investment

Q2 2026 Net Income was $14.1 million which included $25.9 million of depreciation and amortization, the majority of which related to Fresh Start Accounting. Adjusted EBITDA[i] was $39.8 million (24.5% margin), reflecting strong operating performance and disciplined expense management.

Net (Loss) Income ($m) and Net (Loss) Income Margin[ii]



1,191
673%
10%
1
(33%)
(58)
(4%)
(6)
(31%)
(52)
9%
14
Predecessor 3/30/25-6/24/25
Successor 6/25/25-6/30/25
Successor Q3 2025
Successor Q4 2025
Successor Q1 2026
Successor Q2 2026
Net (Loss) Income ($m)
Net (Loss) Income Margin

Adjusted EBITDA ($m) and Adjusted EBITDA Margin[i,ii]



34%
61
37%
4
25%
43
11%
18
(1%)
(2)
24%
40
Predecessor 3/30/25-6/24/25
Successor 6/25/25-6/30/25
Successor Q3 2025
Successor Q4 2025
Successor Q1 2026
Successor Q2 2026
Adjusted EBITDA ($m)
Adjusted EBITDA Margin

i. See "Reconciliation to GAAP Measures of Non-GAAP Financial Measures" for further detail on adjustments to the most comparable GAAP financial measures.
ii. In connection with the Company's emergence from its financial reorganization process on June 24, 2025, the Company applied fresh start accounting which resulted in Successor and Predecessor financial statement presentation. References to "Successor" relate to our operations for periods after June 24, 2025. References to "Predecessor" relate to our operations for the three months ended March 29, 2025 and the period from March 30, 2025 through June 24, 2025. Accordingly, the consolidated financial statements after June 24, 2025 are not comparable with the consolidated financial statements as of or prior to that date.

12

Cash Flow and Balance Sheet

Debt reduced by $41.4 million while liquidity is preserved

Cash ($m)[i]


152
170
160
121
101
Successor 6/30/25
Successor 9/30/25
Successor 12/31/25
Successor 3/31/26
Successor 6/30/26

Cash from Operations ($m)[i]


(49)
12
(3)
(3)
(34)
24
Predecessor 3/30/25-6/24/25
Successor 6/25/25-6/30/25
Successor Q3 2025
Successor Q4 2025
Successor Q1 2026
Successor Q2 2026

Cash and Cash Equivalents were $101.5 million at the end of Q2 2026. Cash Flow from Operations generated approximately $24.3 million of cash in the quarter, which includes $12.3 million of interest paid in the quarter to service our term loan. Furthermore, the cash balance at the end of Q2 reflects the $36.8 million cash payment made to reduce our term loan and capital expenditures of $6.1 million.

We have fundamentally transformed our balance sheet following our Q2 2025 Financial Reorganization:

Term Loan	Maturity	Interest Rate	Cash Sweep
Reduced total debt by over 70% from $1.6 billion in Q2 2025 with outstanding balance of ~$424 million as of Q2 2026	June 24, 2030	SOFR + 680 basis points, subject to certain conditions	Annual prepayments for excess cash above $100 million, based on the last 10 calendar days of the first quarter

i. In connection with the Company's emergence from its financial reorganization process on June 24, 2025, the Company applied fresh start accounting which resulted in Successor and Predecessor financial statement presentation. References to "Successor" relate to our operations for periods after June 24, 2025. References to "Predecessor" relate to our operations for the three months ended March 29, 2025 and the period from March 30, 2025 through June 24, 2025. Accordingly, the consolidated financial statements after June 24, 2025 are not comparable with the consolidated financial statements as of or prior to that date.

13

2026 Outlook We are reaffirming our previously provided 2026 guidance for Revenue to be $620 million - $635 million and Adjusted EBITDA1 to be $105 million - $115 million. Revenue We continue to expect Clinical Subscription Revenue to be approximately 25% - 30% of 2026 Revenue, up from 16% of 2025 Revenue, which incorporates moderate declines in Clinical Subscribers in the remaining quarters of the year. This is driven by lower levels of marketing spend, more balanced allocation of that spend across our lines of business following Q1 which was more heavily focused on Clinical, and lapping the introduction of 12 month long term commitment plans. Within our Behavioral business, we are encouraged with the growth we are seeing within Core+ and we expect to grow Core+ subscribers in 2026. Gross Margin We continue to expect a modest Adjusted Gross Margin11 decline in 2026 versus 2025, and expect to remain above 72.0%. Operating Expense We expect 2026 Marketing Expense as a percentage of Revenue to increase modestly compared to 2025, with second half spend below first half levels. We expect Product Development to remain near the 02 2026 quarterly run-rate. We expect modest SG&A savings in 2026, primarily driven by the exit from our corporate headquarters lease and ongoing operational discipline. Cash Generation With peak marketing investment behind us, we expect to continue generating cash through the remainder of 2026. We expect approximately $45 million - $50 million of Interest costs for the full year 2026, reflecting lower quarterly interest following the 02 debt prepayment; quarterly capital expenditures In line with the Q2 run-rate; and cash taxes of between $5 million and $10 million. Looking Ahead Our second quarter results demonstrate the earnings power of a more disciplined operating model: a meaningfully smaller debt load, positive operating cash flow, and Core+ delivering its third consecutive quarter of sequential subscriber growth, all achieved while managing through a period of deliberate marketing recalibration. We remain confident in our financial footing and in the multi-year transformation ahead . .L A reconciliation .of .the forward•looktng .full year Adluated .EBITDA .outlook to net .Income .cannot .be .Provided without unr.88110nable effort bec.aues .of .the .Inherent .dlfflcult.v .of accurately -I I forecasting .the occurrence and .llnanclal Impact .of .the .llllllous adjusting Items neceassry .for such reconciliation that luM! not yet .occurred, are .out of .the Company’s centre~ .or cannot be .reasonably predicted .For .the same reasons, .the Company ls unable .to assess the prol>able stgnltlcance of .the .unavailable lntormstton, which .COLlld haw s .material Impact on Ila .future .GAAP .14 .financial results. IL .S.ae .”.Reconclllatlon .to .GMP .Measures .of Non-.GAAP flnanclal .Measures” .fer .further detail .on adjustmanta .to .the most .comparable .GAAi’ .flnanclal measures.

WW

Second Quarter Conference Call and Webcast

The Company has scheduled a conference call today at 5:00 p.m. ET to discuss results. The webcast of the conference call will be available on the Company's corporate website, corporate.ww.com, under Events and Presentations. A replay of the webcast will be available on this site for at least 90 days.

About Weight Watchers

Weight Watchers is the global leader in science-backed weight management, offering an integrated support system built for the GLP-1 era that combines scientific expertise, medication, cutting-edge technology, and human connection. With more than 60 years of experience, Weight Watchers is the most studied commercial weight management program in the world, delivered through its No. 1 U.S. doctor-recommended weight-loss program. Its holistic, personalized approach also includes U.S.-based clinical interventions and access to GLP-1 medications when clinically appropriate, and a global network of coaches and community support. Since 1963, the company has led with science to deliver its members the personalized support they need to reach and sustain their goals. Members can access these solutions directly, or through Weight Watchers for Business' full-spectrum platform for employers, health plans, and payers. In a landscape crowded with contradictory advice, isolating apps, and one-size-fits-all solutions, Weight Watchers offers a proven path forward that is rooted in research, grounded in empathy and designed to help every member feel better in their body and live a longer, healthier life. For more information, visit weightwatchers.com


NAME:
HALEY
PROGRESS:
-100 LB‡
PROGRAM:
MED+

"Weight Watchers is the only reason I'm still on a GLP-1. I got nutrition, community, and so much more."

—Haley,
WW Member


NAME:
LESLEY
PROGRESS:
-35 LB***
PROGRAM:
MENOPAUSE

"Weight Watchers isn't one-size-fits-all. It fits this stage of life."

—Lesley,
WW Member

15

Sources, Definitions and Financial Details

Sources

[†]Med+ members given the GLP-1 Companion Program lost 27 lbs, on average, after 6 months. Based on a 6-month clinical trial (n=180) of individuals who were enrolled between February–April 2024, with overweight or obesity taking semaglutide or tirzepatide for weight loss and related outcomes through the Med+ Program and participating in the GLP-1 Success nutrition program. Heinberg et al. Effectiveness of Telemedicine Prescribing and a Long-Acting Obesity Medication Behavioral Program: A 24-Week Single-Arm Study. Obesity. 2025. Funded by WW International, Inc.

[*]At 12 months, members lost on average 44.5 lbs in an observational study of Med+ member data. Ard JD, Hong YR, Foster GD, Medcalf A, Nadolsky S, Cardel MI. Twelve-month analysis of real-world evidence from a telehealth obesity treatment provider using anti-obesity medications. Obesity. 2024.

[**]At 6 months, participants in a clinical trial of the WW program lost an average of 12 lbs (5.4% of body weight). Palacios et al. Effectiveness of a digital weight management program on diet quality: A randomized controlled trial. AJCN. 2025

[♦]At 12 months, members lost on average 44.5 lbs in an observational study of Med+ member data. Ard JD, Hong YR, Foster GD, Medcalf A, Nadolsky S, Cardel MI. Twelve-month analysis of real-world evidence from a telehealth obesity treatment provider using anti-obesity medications. Obesity. 2024.

[***]Weight Watchers members of menopausal age lost 6.8% of their body weight (14.1 lbs) in 6 months. Based on a secondary analysis of a 6-month randomized controlled trial (n=165 women 45 years or older with complete data) that compared participants following WW to those given standard nutritional guidelines alone. Funded by WW international, Inc.

[1] Gallup https://news.gallup.com/poll/696599/obesity-rate-declining.aspx; J.P. Morgan Research https://www.jpmorgan.com/insights/global-research/current-events/obesity-drugs

[2] WHO issues global guideline on the use of GLP-1 medicines in treating obesity. https://www.who.int/news/item/01-12-2025-who-issues-global-guideline-on-the-use-of-glp-1-medicines-in-treating-obesity.

[3] In a study of 125,474 patients initiating liraglutide, semaglutide, or tirzepatide, 64.8% without type 2 diabetes discontinued within 1 year. Patricia J. Rodriguez, PhD, MPH; Vincent Zhang, BA; Samuel Gratzl, PhD; Duy Do, PhD; Brianna Goodwin Cartwright, MS; Charlotte Baker, DrPH, MPH, CPH; Ty J. Gluckman, MD, MHA; Nicholas Stucky, MD, PhD; Ezekiel J. Emanuel, MD, PhD; Discontinuation and Reinitiation of Dual-Labeled GLP-1 Receptor Agonists Among US Adults with Overweight or Obesity. JAMA Network Open. 2025;8(1):e2457349. doi:10.1001/jamanetworkopen.2024.57349.

[4] Wilding JPH, Batterham RL, Davies M, Van Gaal LF, Kandler K, Konakli K, Lingvay I, McGowan BM, Oral TK, Rosenstock J, Wadden TA, Wharton S, Yokote K, Kushner RF; STEP 1 Study Group. Weight regain and cardiometabolic effects after withdrawal of semaglutide: The STEP 1 trial extension. Diabetes Obes Metab. 2022 Aug;24(8):1553-1564. doi: 10.1111/dom.14725. Epub 2022 May 19. PMID: 35441470; PMCID: PMC9542252.

[5] Based on an internal analysis of 3,325 members who requested at least 1 GLP-1 medication refill through Weight Watchers Med+ and self-reported both a starting weight and weight at week 52. On average, members who logged in to the GLP-1 Success Program at least 4 days each week (n=376) lost 22.20% body weight, and members who never logged in to the app (n=2,949) lost 17.20% body weight in 52 weeks. Not a randomized, controlled clinical trial. Self-reported outcomes have not been independently verified. Individual results may vary.

[6] Based on an internal analysis of 3,260 Weight Watchers Med+ members prescribed a GLP-1 medication and self-reported both a starting weight and a weight at month 12. On average members lost 21.0% of body weight in 12 months. Compared to an analysis of (i) 17,475 Calibrate members who received at least one month of GLP-1 medication, were enrolled and had a valid weight at month 12, and lost 15.7% body weight in 12 months; (ii) an analysis of 500+ Form Health patients who received intensive lifestyle therapy and semaglutide, and had an average weight loss 13.6% body weight in 12 months; and (iii) an analysis of 1,812 Hims & Hers members prescribed a compounded injectable GLP-1 medication through the Hims & Hers platform, reported their weight at month 12, and lost an average of 12.2% body weight in 12 months. Cohorts differed in inclusion criteria, medication type, and follow-up duration. Not randomized, controlled clinical trials. Self-reported outcomes have not been independently verified. Individual results may vary.

[7] Based on a secondary analysis of Palacios et al. 2025, a 6-month randomized controlled trial (n=376 adults) that compared participants following WW to those given standard nutritional guidelines alone. Manuscript in draft. Funded by WW International, Inc.

[8] Supra note 6.

[9] Supra note 5.

[10] Based on survey responses of 166 participants in a 6-month clinical trial who had overweight or obesity, and were taking semaglutide/tirzepatide for weight loss through Weight Watchers Med+ and provided the GLP-1 Success Program.

[11] Based on an internal analysis of data from December 2024 to April 2025 of 3,264 Weight Watchers Med+ members during their first 12 weeks of membership. 6.5% members who had at least 1 RD visit discontinued their treatment plan. 9.3% members who did not have at least 1 RD visit discontinued their treatment plan. Treatment discontinuation means canceling Weight Watchers Med+ membership or switching medication treatment plans.

[12] Based on a 6-month clinical trial (n=180) of individuals who were enrolled between February–April 2024, with overweight or obesity taking semaglutide/tirzepatide for weight loss and related outcomes within Weight Watchers Med+ who increased their Healthy Eating Index score from 55.0 to 65.1. Heinberg et al. Effectiveness of Telemedicine Prescribing and a Long-Acting Obesity Medication Behavioral Program: A 24-Week Single-Arm Study. Obesity. 2025. Funded by WW International, Inc.

[13] Based on a 6-month randomized controlled trial (n=376) that compared participants following WW to those given standard nutritional guidelines alone where 19.3% of WW participants achieved 10% weight loss. Palacios et al. Effectiveness of a digital weight management program on diet quality: a randomized controlled trial. AJCN. 2025. Funded by WW International, Inc.

[14] Supra note 7.

17

Based on an internal .data analysis or .142 Weight .watchers Med+ Menopause program members .who requested a refill or .their .honnone therapy through Weight .watchers and self reported symptom .scores .before and after participation in the program. After an average .of .43.6 days, average composite menopause symptom scores decreased from 221 to 10.5, out of a possible 40 points. Not a randomized, controlled clinicaltlial. Selfreported outcomes .have not been independently verified. .Individual .results may vary. .1. 8 .Based on an internal data analysis of t7IVI .Core program .members .who didn’t refer someone compared to .82K.Core program members .who did, .conducted from April 2022-April 2023

Fresh Start Accounting and Predecessor and Successor Periods Jn connection with the Company’s emergence from its financial reorganization process on June 24, 2025, the Company’s second quarter ended June 30, 2025 includes a “Predecessor” period from March 30, 2025 to June 24, 2025, and a IISuccessorn period from June 25, 2025 to June 30, 2025. Additionally, the Company qualified for and applied fresh start accounting. Accordingly, the consolidated financial statements after June 24, 2025 are not comparable with the consolidated financial statements as of or prior to that date. The Company’s third quarter ended September 30, 2025, fourth quarter ended December 31, 2025, first quarter ended March 31, 2026 and the second quarter ended June 30, 2026 all represent a Successor period. Although GAAP requires that we report our results for the period from March 30, 2025 through June 24, 2025 (Predecessor) and the period from June 25, 2025 through June 30, 2025 (Successor) separately, management views certain metric and revenue information for the three months ended June 30, 2025 by combining the results of the applicable Predecessor and Successor periods because management believes such presentation provides the most meaningful comparison of our results to prior periods. Although the Predecessor and Successor periods are generally not comparable as they are impacted by fresh start accounting, there are no fresh start adjustments affecting revenue and therefore revenue information has been combined in this letter to provide a meaningful understanding of operating trends, which would be consistent with a pro forma calculation under Article 11 of Regulation S-X. Nevertheless, the combined operating results do not reflect the actual results we would have achieved absent our emergence from its financial reorganization process and may not be indicative of future results. We cannot adequately benchmark the operating results of the period from June 25, 2025 through June 30, 2025 (Successor) against any of the previous periods reported In our consolidated financial statements without combining it with the period from March 30, 2025 through June 24, 2025 (Predecessor) and do not believe that reviewing the results of this period in isolation would be useful in identifying trends in or reaching conclusions regarding our overall operating performance. Management believes that the key performance metrics such as Subscription Revenue, Incoming and End of Period Subscribers and Monthly Subscription Revenue per Average Subscriber for the Successor period when combined with the Predecessor period provides more meaningful comparisons to other periods and are useful in identifying current business trends. Accordingly, this shareholder letter presents the combined results for these metrics for the three months ended June 30, 2025. -I I 19

W
W

Definitions and Performance Indicators

“Behavioral” business refers to providing subscriptions to the Company’s digital product offerings with the option to add on unlimited access to the Company’s workshops.

“Clinical” business refers to providing subscriptions to the Company’s clinical product offerings provided by Weight Watchers Clinic and third parties combined with the Company’s digital subscription product offerings and unlimited access to the Company’s workshops.

“Revenue” - Our “Subscription Revenue” consists of the aggregate of: (a) “Behavioral Subscription Revenue”, the fees associated with subscriptions for our Behavioral offerings; and (b) “Clinical Subscription Revenue”, the fees associated with subscriptions for our Clinical offerings. In addition, “Other Revenue” consists of revenue from licensing, franchise fees with respect to commitment plans and royalties, publishing and other revenue. “Revenue” consists of the aggregate of Subscription Revenue and Other Revenue.

“Incoming Subscribers” - “Subscribers” refer to Behavioral subscribers and Clinical subscribers who participate in recurring bill programs in Company-owned operations. The “Incoming Subscribers” metric reports Subscribers in Company-owned operations at a given period start. Recruitment and retention are key drivers for this metric. Management utilizes this metric to monitor changes in the subscriber base which directly impacts our revenue growth and trends.

“End of Period Subscribers” - The “End of Period Subscribers” metric reports Subscribers in Company-owned operations at a given period end. Recruitment and retention are key drivers for this metric. Management utilizes this metric to monitor changes in the subscriber base which directly impacts our revenue growth and trends.

“Monthly Subscription Revenue Per Average Subscriber” (“ARPU”) - The “Monthly Subscription Revenue Per Average Subscriber” metric reports the monthly fees associated with subscriptions for our offerings divided by the Average Subscriber for our businesses. Monthly Subscription Revenue for both quarterly and year-to-date periods for each respective business are calculated as Subscription Revenue divided by the number of months in the respective quarterly or year-to-date period. The “Average Subscriber” for quarterly periods for each respective business is the average of its Incoming Subscribers and End of Period Subscribers for the respective quarterly period. The “Average Subscriber” for year-to-date periods for each respective business is the average of its Incoming Subscribers at the beginning of the fiscal year and its End of Period Subscribers for each quarter end within the respective year-to-date period. Management utilizes this metric to consider revenue growth and trends on a per subscriber basis.

20

WW

Cautionary Note on Forward Looking Statements

This shareholder letter includes "forward-looking statements," within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, including, in particular, any statements about the Company's plans, strategies, objectives, initiatives, and prospects. The Company generally uses the words "may," "will," "could," "expect," "anticipate," "believe," "estimate," "plan," "intend," "aim" and similar expressions in this shareholder letter to identify forward-looking statements. The Company bases these forward-looking statements on its current views with respect to future events and financial performance. Actual results could differ materially from those projected in the forward-looking statements. These forward-looking statements are subject to risks, uncertainties and assumptions, including, among other things: our recent emergence from bankruptcy, which could adversely affect our business and relationships and subjects us to risks and uncertainties; competition from other weight management and health and wellness industry participants or the development of more effective or more favorably perceived weight management methods; our failure to continue to retain and grow our subscriber base; our ability to be a leader in the rapidly evolving and increasingly competitive clinical weight management and weight loss market; our ability to continue to develop new, innovative services and products and enhance our existing services and products or the failure of our services, products or brands to continue to appeal to the market, or our ability to successfully expand into new channels of distribution or respond to consumer trends or sentiment; our ability to successfully implement strategic initiatives; the effectiveness and efficiency of our advertising and marketing programs across multiple platforms, including digital marketing and social media platforms; the impact on our reputation of actions taken by our franchisees, licensees, suppliers, affiliated provider entities, PCs' healthcare professionals, and other partners; the recognition of asset impairment charges; the loss of key personnel, strategic partners or consultants or failure to effectively manage and motivate our workforce; our chief executive officer transition, and our ability to appoint a new chief executive officer with the required level of experience and expertise in a timely manner; our ability to successfully make acquisitions or enter into collaborations or joint ventures, including our ability to successfully integrate, operate or realize the anticipated benefits of such businesses; uncertainties related to a downturn in general economic conditions or consumer confidence, including as a result of the existing inflationary environment, changes in tariffs and escalating trade tensions, rising interest rates, the potential impact of political and social unrest and increased volatility in the credit and capital markets; the seasonal nature of our business; our failure to maintain effective internal control over financial reporting; the impact of events that impede accessing resources or discourage or impede people from gathering with others; the early termination by us of leases; the inability to renew certain of our licenses, or the inability to do so on terms that are favorable to us; the dependence of our payments system on third-party service providers; the impact of our exposure to variable rate indebtedness; the ability to generate sufficient cash to service our debt and satisfy our other liquidity requirements; uncertainties regarding the satisfactory operation of our technology or systems; the impact of data security breaches and other malicious acts or privacy concerns, including the costs of compliance with evolving privacy laws and regulations; our ability to successfully integrate and use artificial intelligence in our business; our ability to enforce our intellectual property rights both domestically and internationally, as well as the impact of our involvement in any claims related to intellectual property rights; the impact of existing and future laws and regulations; risks related to our exposure to extensive and complex healthcare laws and regulations; the outcomes of litigation or regulatory actions; risks and uncertainties associated with our international operations, including regulatory, economic, political, social, intellectual property, and foreign currency risks, which risks may be exacerbated as a result of war and terrorism; our ability to engage in share repurchases and pay cash dividends in the foreseeable future; risks related to the actions of activist shareholders and anti-takeover provisions in our articles of incorporation and bylaws; risks related to the actions of our shareholders and the exclusive forum provisions in our articles of incorporation; the possibility that we could fail to maintain the listing of our common stock on Nasdaq; and other risks and uncertainties, including those included in this shareholder letter and those detailed from time to time in our periodic reports filed with the Securities and Exchange Commission (the "SEC") (which are available on the SEC's EDGAR database at www.sec.gov and via the Company's website at corporate.ww.com). You should not put undue reliance on any forward-looking statements. You should understand that many important factors, including those discussed herein, could cause the Company's results to differ materially from those expressed or suggested in any forward-looking statement. Except as required by law, the Company does not undertake any obligation to update or revise these forward-looking statements to reflect new information or events or circumstances that occur after the date of this shareholder letter or to reflect the occurrence of unanticipated events or otherwise. Readers are advised to review the Company's filings with the SEC (which are available on the SEC's EDGAR database at www.sec.gov and via the Company's website at corporate.ww.com).

21

Reconciliation to GAAP Measures of Non-GAAP Financial Measures To supplement the Company’s .cons.olidated re.suits presented in ac.c.o.rdance .with accounting principles generally accepted Jn the .United .States (“GAAP”), the Company .has disclosed non-.GAAP .financial measures .of ope.rating .results that .exclude .or adjust .c.e.rtain .items. lll.e Company presents In this letter non-GAAP financial measures, Including earnings before Interest, taxes, depreciation and amortization expenses and .share.-based compensation expense (“EBITDA”J; and for .each period presented, .EBITDA adjusted, as applicable, for (a} good.will and .other ind.e.finite.-lived intangible asset impairments, (b) reorganization .items, net re.lated to the Company’s emergence from its Chapter .11 financial reorganization, (c) gain on extinguishment of debt, (d) transacti.on costs relate.d to strategic altemative.s and th.e Company’s Chapter 11 financial reorganization, (e) net restructuring cha!lles associated with the previously disclo.sed .2025, 2024, and .2023 restructuring plans, (t) severance and .re.lated fees for .certain former .exe.cutive .offi.c.ers, and (g) .other .items such as .the impact of foreign exchange gains and losses as indicated Jn the reconciliations below that management believas are not indicative of ongoing operations (“Adjusted EBJTDA”). The Company als.o presents gross profit, gross margin, marketing expenses, selUng, general and administrati.ve expenses, and product development expenses .o.n a non-.GAAP basis that adjusts .tor similar Items, as .further indicated in .the re.c.onclllatlons .lnclude.d .elsewhere In this .share.holder le.tter. In additi.on, .the Company presents .certain of its financial .re.suits on a constant currency basi.s in additi.on to .GAAP .re.suits .. Constant currency information compares .re.suits .between periods as .if exchange rates .had remained constant period-over-period. lll.e Company .calculates .c.o.nstant currency by calculating current-year .results using prior-year foreign currency exchange .rates. Management .beUeva.s .these non-.GAAP financial measures provide useful supplemental information for .its .and .investors’ .evaluati.on of .the Company’s busine.ss performance and are useful for period-over-period comparisons of the performance of the Company’s bus.ines.s. Whi.le management believes that these non-.GAAP .fi.nanc.ial measures are use.fut in evaluating the Company’s business, this .information .should be considered as supplemental In nature and Is .not meant to be considered In lso.latlon or as a substitute for the related financial information prepared in ac.c.ordance .with .GAAP. .In additi.on, the.se non-.GAAP financial measures may not be .the same as similarly titled measures reported by .other companies. See “Re.c.onciUation to .GAAP Measures of N.on-.GAAP Financial Measures.” in to this sharehold.er lette.r and reconci.liations, .if any, .included .e.ls.ewhere .in this shareholde.r letter for a reconci.liatio.n of th.e non-.GAAP financial measures to the most directly comparable GAAP me.asures. A reconciliation of the forward-looking full year Adjusted EBITDA outlook to net income cannot be provided .with.out unreasonable effort becaus.e of the .inherent difficulty of accurately forecasting the occurrence .and financial impact of the various adjusting items necessary for such .recon.ciLiation that .have not yet occurred, are .out .of the Company’s contro~ .or .cann.ot .be reasonably predicted. For th.e same .re.asons, the Company ls unable to assess the probable significance of .the unavailable .Information, .whlch .could have a material Impact on its future GAAP financial results. -I I 22

WW

Operational Statistics

(In Thousands, Except Percentages and Monthly Subscription Revenue Per Average Subscriber)

Unaudited

		Successor Three Months Ended June 30, 2026		Successor Three Months Ended June 30, 2026 (Constant Currency)		Combined Three Months Ended June 30, 2025	Variance	Variance (Constant Currency)
Incoming Subscribers[1]								
Incoming Behavioral Subscribers		2,463		N/A		3,299	(25.4%)	N/A
Incoming Clinical Subscribers		197		N/A		135	45.9%	N/A
Incoming Subscribers		**2,659**		**N/A**		**3,434**	**(22.6%)**	**N/A**
End of Period Subscribers[2]								
End of Period Behavioral Subscribers		2,291		N/A		3,040	(24.6%)	N/A
End of Period Clinical Subscribers		197		N/A		127	55.7%	N/A
End of Period Subscribers		**2,489**		**N/A**		**3,167**	**(21.4%)**	**N/A**
Monthly Subscription Revenue Per Average Subscriber[3]								
Monthly Behavioral Subscription Revenue Per Average Subscriber	$	17.04	$	16.92	$	16.54	3.0%	2.3%
Monthly Clinical Subscription Revenue Per Average Subscriber	$	67.55	$	67.55	$	78.00	(13.4%)	(13.4%)
Monthly Subscription Revenues Per Average Subscriber	**$**	**20.90**	**$**	**20.80**	**$**	**18.97**	**10.2%**	**9.6%**

Note: Totals may not sum due to rounding.
(1) The "Incoming Subscribers" metric reports WW subscribers in Company-owned operations at a given period start.
(2) The "End of Period Subscribers" metric reports WW subscribers in Company-owned operations at a given period end.
(3) The "Monthly Subscription Revenue Per Average Subscriber" metric reports the monthly fees associated with subscriptions for the Company's offerings divided by the Average Subscriber for its businesses. Monthly Subscription Revenue for quarterly periods for each respective business is calculated as Subscription Revenue divided by the number of months in the respective quarterly period. The "Average Subscriber" for quarterly periods for each respective business is the average of its Incoming Subscribers and End of Period Subscribers for the respective quarterly period.

Revenue - Constant Currency

(In Thousands, Except Percentages); Unaudited

	Successor Three Months Ended June 30, 2026				Three Months Ended June 30, 2025		Variance	
	GAAP		Constant Currency		Combined[1]		2026 vs 2025 Combined	2026 Constant Currency vs. 2025 Combined
Revenue[2]	**$**	**162,324**	**$**	**161,523**	**$**	**189,163**	**(14.2%)**	**(14.6%)**
Behavioral Subscription Revenue[3]	$	121,486	$	120,689	$	157,258	(22.7%)	(23.3%)
Clinical Subscription Revenue[4]	$	39,906	$	39,908	$	30,593	30.4%	30.4%
Subscription Revenue[5]	$	161,392	$	160,597	$	187,851	(14.1%)	(14.5%)
Other Revenue[6]	$	932	$	926	$	1,312	(29.0%)	(29.4%)

Note: Totals may not sum due to rounding.

Note: Totals may not sum due to rounding.
(1) These amounts combine the revenue of the Successor and Predecessor periods for comparability purposes. Although the Successor and Predecessor have a different accounting basis due to the application of fresh start accounting, none of the fresh start accounting adjustments impact revenue. Therefore, the combined revenue amounts presented are consistent with a pro forma presentation under Article 11 of Regulation S-X as if fresh start accounting was applied at the beginning of the first period presented.
(2) "Revenue" consists of the aggregate of Subscription Revenue and Other Revenue.
(3) "Behavioral Subscription Revenue" consists of the fees associated with subscriptions for the Company's Behavioral offerings.
(4) "Clinical Subscription Revenue" consists of the fees associated with subscriptions for the Company's Clinical offerings.
(5) "Subscription Revenue" is the sum of Behavioral Subscription Revenue and Clinical Subscription Revenue.
(6) "Other Revenue" consists of revenue from licensing, franchise fees with respect to commitment plans and royalties, publishing and other revenue.

23

Net (Loss) Income to Adjusted EBITDA (In Thousands, Except Percentages); Unaudited -I I ---------------------S-uc-ces-sor- -------------------- ---Pr-ede-ce-sso-r -- ___Q _2_2_0_26 _____Q _1_2_0_26 _____Q _4_2_0_25 _____Q _3_2_0_25 __ ~ ~ Netlncome (Loss) $ 14,074 $ (52 ,000) $ (5,833) $ (57 ,516) $ 1,254 $ 1,190,688 Net Income (Loss) Margm 8 7% (30 9%) (3 6%) (33 4%) 10 3% 672 7% Interest Taxes Depreciation and Amortization Expenses Share-based Compensation Expense 11 ,588 (11,155) 25,916 732 11 ,475 10,823 25,886 686 11 ,767 (1 8,856) 26,308 604 12,052 53,1 57 25,493 923 (523) 1,681 11 ,061 (20,906) 7,287 3,173 EBITOA $ 41 ,155 $ (3 ,130) $ 13,990 $ 33,186 $ 3,335 $ 1,191 ,303 EBITDA Margm 25 4% (1 9%) 8 6% 19 3% 27 4% 673 1% Reorganization Items, net < 1l (1,143,918) Gain on Extinguishment of Debt < 2l (4,612) Transaction Costs < 3l (514) 9,1 26 182 10,049 Restructuring Charges (4) (156) 468 4,584 122 (1,094) Severance and Related Fees < 5l 3,798 1,563 Other <6l (421) (737) (17) 342 932 4,478 AdJusted EBITOA $ 39,764 $ (1 ,836) $ 18,043 $ 42,776 $ 4,449 $ 60,818 AdJusted EBITDA Margm 24 5% (11%) 111% 24 9% 36 6% 34 4% Note: Totals may not sum due to rounding. (1) The net reorganization gain related to the Company’s emergence from its Chapter 11 financial reorganization and primarily consisted of the gain on settlement of liabilities subject to compromise and the impacts of fresh start valuation adjustments. (2) Gain on extinguishment of debt consists of the Company’s voluntary prepayment in May 2026 of a portion of its New Term Loan Facility at 68.5% of par. (3) Certain non-recurring transaction costs related to strategic alternatives and the Company’s Chapter 11 financial reorganization. (4) Restructuring charges consist of expenses associated with the reduction in headcount as a result of certain strategic re-alignments. Restructuring charges include the previously disclosed 2025 restructuring plan, the previously disclosed 2024 restructuring plan and the previously disclosed 2023 restructuring plan. (5) Certain non-recurring expenses in connection with the separation from the Company of its former executive officers. (6) Primarily consists of the impact of foreign exchange gains and losses. 24

Gross Profit, Marketing Expenses, Selling, General & Administrative (SG&A}, Product Development Expenses Un Thousands, Except Percentages); Unaudited % of Revenue 70.3% 29.5% 4.0”/4 31.0% 73.2% 22.9% 5.6% 23.4% 73.7% 18.1% 8.0”/4 Adjustments Transaction Costs 111 (182) Depreciation and Amortization Expenses 5,331 (20,585) 33-0 (4) (1,347) 4,147 (54) Restructuring Charges t2J 156 (2,071) Share-based Compensation Expense (160) (109) (463) Severance and Related Feesm (3,798) Total Adjustments 5,332 $ (160) $ (109) $ (24,690) $ 330 $ (4) $ (1,529) $ 2,076 $ (54) $ % of Revenue 73.6% 29.4% 3.9% 15.8% 75.9% 22.9% 5.6% 10.9% 74.9% 18.1% 8.0”/4 Currency Adjustment (698) (41) (51) NIA NIA NIA NIA NIA NIA NIA % of Revenue 70.2% 29.6% 4 0% 31.1% NIA NIA NIA NIA NIA NIA NIA % of Revenue 73.5% 29.5% 3.9% 15.9% NIA NIA NIA NIA NIA NIA NIA Note: Totals may not sum due to rounding. (1) Certain non-recurring transaction costs related to strategic alternatives and the Company’s Chapter 11 financial reorganization. (2) Restructuring charges .cons.i.st of expenses .assoc.iated with the reducti.on .in head.count as a re.suit of .certain strategic re-alignments. Restructuring charges include the previously disclosed 2025 restructuring plan, the previously disclosed 2024 restructuring plan and the previously disclosed 2023 restructuring plan. (3) Certain non-recurring expenses In .connection with the separation from the Company of Its former executive officers. % of Revenue Adjustments: Transaction Costs <1J Depreciation and Amortization Expenses Restructuring Charges C2l Share-.-based Compensation Expense Severance and Related Fees 13) Total Adjustments 705% 5,180 (65) 5,115 55.2% 4.8% (141) (109) (141) $ (109) $ 28 6% (20,706) (533) (436) (1,563) (23,238) 70.1% 40.2% 5,350 1,618 6.968 5.4% (59) (59) 32.4% 514 (20,899) (2,966) (604) (23,955) $ 72. 1% 28.1% 5,135 23 5,158 24.2% (10,049) (3,086) (977) (3,171) (17,284) 14.4% NIA NIA NIA 4.4% (58) (58) $ -I I 34.9% (9,126) (20,301) (99) (29,525) AdJusted $ 123,787 $ 92,793 S 7,984 S 24,846 S 121 063 $ 65,474 $ 8,813 $ 28,733 S 129,269 $ 48,404 $ 7,492 $ 30,597 % of Revenue 73.6% 55.1% 4.7% 14.8% 74.4% 40.2% 5.4% 17.6% 75.1% 28.1% Note.: To.tats may not sum due to rounding. (1) Certain non-recurring transaction costs related to strategic alternatives and the Company’s Chapter 11 financial reorganization. (2) Restructuring charges consist of expenses associated with the reduction in headcount as a result of certain strategic re-alignments. Restructuring charges .include the previously disclos.ed 2025 restructuring plan, .2024 restructuring plan, and 2023 restructuring plan . . (3) Ce.rtain non-recurring expenses in .conne.cti.on with the separation from the Company of its .former .executive officers. 4.4% 17.8% 25

.C.onaolldate.d .Balance .She.eta (In 1hllUaand8); .Unaulltad Successor June 30, Oecembe, 31, 2026 2025 ASSETS CURRENT ASSETS Cash and cash equivalents s 101,497 s 160,279 Restricted cash 5,796 6,298 Receivables (net of allowances: June 30, 2026 - S1 ,985 and December 31, 2025 - S1 ,651) 15,923 16,378 Prepaid income taxes 6,573 8,097 Prepaid marketing and advertising 3,079 9,275 Prepaid expenses and other current assets 14 017 13277 TOTAL CURRENT ASSETS 146,885 213,604 Property and equipment, net 6,886 6,115 Operating lease assets 2,148 2,933 Goodwill 199,910 200,135 Other intangible assets, net 453,289 490,664 Deferred income taxes 16,068 16,482 Other noncurrent assets 15256 14 625 TOTAL ASSETS s 840,442 s 946 756 LIABILITIES AND EQUITY CURRENT LIABILITIES Portion of operating lease liabilities due within one year s 991 s 1,260 Accounts payable 22,537 9,212 Salaries and wages payable 20,366 34,375 Accrued marketing and advertising 12,236 22,985 Accrued interest 867 1,084 Other accrued liabilities 21 ,527 23,049 Income taxes payable 2,333 6,006 Deferred revenue 25215 28565 TOTAL CURRENT LIABILITIES 106,074 126,536 Long.term debt, net 423,995 465,466 Long-term operating lease liabilities 1,325 1,893 Deferred income taxes 29,856 34,021 Other noncurrent liabilities 540 771 TOTAL LIABILITIES 561,792 628,687 EQUITY Successor common stock, SO par value; 1,000,000 shares authorized; 9.999 shares issued at June 30, 2026 and 9,992 shares issued at December 31, 2025 379,690 378,777 Accumulated deficit (100,021) (62,095) Accumulated other comprehensive (loss) income (1,019) 1 389 TOTAL EQUITY 276650 318,071 TOTAL LIABILITIES AND TOTAL EQUITY s 840 442 s 946 756 I i ..

W
W

Consolidated Statement of Operations

(In Thousands, Except Per Share Amounts); Unaudited

	Successor		Predecessor
	Three Months Ended June 30, 2026	Period from June 25 2025 - June 30, 2025	Period from March 30, 2025 - June 24, 2025
Subscription revenue, net [1]	$ 161,392	$ 12,078	$ 175,773
Other revenue, net [2]	932	89	1,224
Revenue, net	162,324	12,167	176,997
Cost of subscription revenue [3]	48,015	3,258	46,439
Cost of other revenue	167	-	50
Cost of revenue	48,182	3,258	46,489
Gross profit	114,142	8,909	130,508
Marketing expenses	47,875	2,784	32,093
Product development expenses	6,441	686	14,160
Selling, general and administrative expenses	50,352	2,853	42,851
Operating Income	9,474	2,586	41,404
Reorganization items, net	—	—	(1,143,918)
Interest expense	11,588	923	11,061
Gain on extinguishment of debt	(4,612)	—	—
Other (income) expense, net	(421)	932	4,478
Income before taxes	2,919	731	1,169,782
Benefit from income taxes	(11,155)	(523)	(20,906)
Net Income	$ 14,074	$ 1,254	$ 1,190,688
Earnings per share			
Basic	$ 1.41	$ 0.13	$ 14.81
Diluted	$ 1.41	$ 0.13	$ 14.67
Weighted average common shares outstanding			
Basic	9,999	9,987	80,419
Diluted	10,001	9,987	81,165

Note: Totals may not sum due to rounding.

(1) "Subscription revenue, net" consists of the aggregate of: (a) net "Behavioral Subscription Revenue", the fees associated with subscriptions for the Company's Behavioral offerings; and (b) net "Clinical Subscription Revenue", the fees associated with subscriptions for the Company's Clinical offerings.

(2) "Other revenue, net" consists of revenue from licensing, franchise fees with respect to commitment plans and royalties, publishing and other revenue.

(3) "Cost of subscription revenue" consists of cost of revenue and operating expenses for the Company's Behavioral and Clinical services.

27

WW

Consolidated Statements of Cash Flows

(In Thousands); Unaudited

	Successor		Predecessor
	Six Months Ended June 30, 2026	Period from June 25, 2025 - June 30, 2025	Period from December 29, 2024 - June 24, 2025
Operating activities:			
Net (loss) income	$ (37,926)	$ 1,254	$ 1,118,103
Adjustments to reconcile net (loss) income to cash (used for) provided by operating activities:			
Depreciation and amortization	51,802	1,681	14,201
Amortization of deferred financing costs and debt (premium) discount, net	(51)	—	1,766
Impairment of franchise rights acquired	—	—	27,549
Impairment of intangible and long-lived assets	3	—	97
Share-based compensation expense	840	—	4,032
Deferred tax (benefit) provision	(4,259)	—	26,232
Allowance for doubtful accounts	27	—	(1,131)
Foreign currency exchange rate (gain) loss	(1,059)	933	6,717
Non-cash reorganization items, net	—	—	(1,176,532)
Gain on extinguishment of debt	(4,612)	—	—
Changes in cash due to:			
Receivables	227	466	4,280
Prepaid expenses	6,978	586	(31,281)
Accounts payable	12,357	406	(8,237)
Accrued liabilities	(26,171)	6,178	15,084
Deferred revenue	(3,178)	47	(2,914)
Other long term assets and liabilities, net	(599)	0	(2,234)
Income taxes	(3,654)	(43)	(30,155)
Cash (used for) provided by operating activities	(9,275)	11,508	(34,423)
Investing activities:			
Capital expenditures	—	—	(87)
Capitalized software and website development expenditures	(11,935)	(188)	(6,253)
Other items, net	—	—	(1)
Cash used for investing activities	(11,935)	(188)	(6,341)
Financing activities:			
Borrowings on revolving credit facility	—	—	171,341
Financing costs	—	—	(1,298)
Payments on long-term debt	(36,808)	—	—
Taxes paid related to net share settlement of equity awards	—	—	(145)
Cash paid for acquisitions	—	—	(16,000)
Cash (used for) provided by financing activities	(36,808)	—	153,898
Effect of exchange rate changes on cash and cash equivalents and restricted cash	(1,266)	544	3,966
Net (decrease) increase in cash and cash equivalents and restricted cash	(59,284)	11,864	117,100
Cash and cash equivalents and restricted cash, beginning of period	166,577	173,620	56,520
Cash and cash equivalents and restricted cash, end of period	$ 107,293	$ 185,484	$ 173,620

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Contact Information Investors Anna Kate Heller WetghtWatchers@icrinc.com Media Melissa Garbayo melissa.garbayo@ww.com ·••11• ••Luu11 a 29